Exhibit 5.3
Warren E. Nowlin
Direct Dial: 202.293.8119
wnowlin@williamsmullen.com
November 21, 2006
Chickahominy River Energy Corp.
901 Marquette Avenue, Suite 2300
Minneapolis, MN 55402
Registration Statement on Form S-3
Ladies and Gentlemen:
          We are issuing this letter in our capacity as special Virginia counsel to Chickahominy River Energy Corp., a Virginia corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors, under the Indenture (as defined below) of $1,100,000,000 in aggregate principal amount of 7.375% Senior Notes due 2017 (the “Notes”). The Notes are to be issued by NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with an offering pursuant to a Supplement, dated as of November 8, 2006, to the Registration Statement on Form S-3 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2005 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to the Base Indenture the (“Indenture”), dated as of December 21, 2005, among the Issuer and The Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of November 21, 2006 (the “Ninth Supplemental Indenture”), among the Issuer the guarantors set forth therein and the Trustee. Pursuant to the Indenture and the Ninth Supplemental Indenture, the Guarantor, along with other guarantors, will guarantee the obligations of the Issuer under the Notes.
          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws of the Guarantor, (ii) a certificate of good standing issued by the Virginia State Corporation Commission as to the Guarantor on October 19, 2006, (iii) a written consent of the board of directors of the Guarantor with respect to the execution and delivery of the Indenture and the Ninth Supplemental Indenture, (iv) the Registration Statement and (v) the Indenture and the Ninth Supplemental Indenture.
          For purposes of this letter we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this letter, the authority of such persons signing on behalf of the parties thereto other than
A Professional Corporation

Virginia          •          Washington, D.C.          •          London
1666 K Street, N.W., Suite 1200          Washington, D.C. 20006          Tel: 202.833.9200          Fax: 202.293.5939 or 804.783.6507
www.williamsmullen.com

Chickahominy River Energy Corp.
November 21, 2006

the Guarantor, the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor, and that such documents have not been amended, modified, terminated or rescinded. As to any facts material to the opinions expressed herein, we have relied upon a certificate of fact of an officer of the Guarantor.
          We express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the Commonwealth of Virginia and the Virginia case law decided thereunder and (v) the “Blue Sky” laws and regulations of the Commonwealth of Virginia.
          Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
     1. The Guarantor is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.
     2. The Indenture and the Ninth Supplemental Indenture have been duly authorized, executed and delivered by the Guarantor. The Indenture and the Ninth Supplemental Indenture are valid and binding obligations of the Guarantor and are enforceable against the Guarantor in accordance with their terms.
     3. When the Notes have been duly executed and authenticated in accordance with the Indenture and the Ninth Supplemental Indenture, and duly delivered to the holders thereof, the guarantee by the Guarantor of the obligations of the Issuer under the Notes pursuant to the provisions of the Indenture and the Ninth Supplemental Indenture, will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
     4. The execution and delivery by the Guarantor of the Indenture and the Ninth Supplemental Indenture, and the performance by the Guarantor of its obligations thereunder, do not and will not conflict with or constitute or result in a breach or default under (or an event that, with notice or the passage of time or both, would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the Commonwealth of Virginia or any political subdivision thereof.

Chickahominy River Energy Corp.
November 21, 2006

     5. No consent, waiver, approval, authorization or order of any court or governmental authority of the Commonwealth of Virginia or any political subdivision thereof is required for the guarantee by the Guarantor of the obligations of the Issuer under the Notes pursuant to the provisions of the Indenture and the Ninth Supplemental Indenture, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.
          The opinions herein are limited to the specific issues addressed herein, and no opinion is implied or may be inferred beyond that expressly stated herein. We assume no obligation to revise or supplement this letter if the present laws of the Commonwealth of Virginia are changed by legislative action, judicial decision or otherwise.
          This letter is furnished to you in connection with the filing by the Issuer of a Current Report on form 8-K (the “Form 8-K”) which will be incorporated by reference into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours, WILLIAMS MULLEN
By	/s/ Warren E. Nowlin
A Shareholder